Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED RENTALS REPORTS SECOND QUARTER RESULTS

GREENWICH, CT, July 24, 2003 – United Rentals, Inc. (NYSE:URI) today announced financial results for the second quarter ended June 30, 2003. The company reported revenues of $728.1 million, compared to $744.8 million for the second quarter of 2002. Rental revenues were 75.6% of total revenues, sales of rental equipment were 5.7%, and sales of equipment and merchandise and other revenues were 18.7%. Same-store rental revenues increased 1.8% year-over-year. Net income for the quarter was $23.4 million or $0.25 per diluted share, compared with net income of $51.1 million or $0.51 per diluted share for the same period last year. Equipment utilization for the quarter was 58.1% compared to 59.8% in last year’s second quarter, and sharing of equipment among branches accounted for 12.4% of rental revenues compared with 11.9% in last year’s second quarter. Rental rates were up 1.5% from a year ago.

Bradley Jacobs, chairman and chief executive officer, said, “Our results continued to be constrained by weakness in our end markets. Non-residential construction was down nearly 10% year-over-year according to Department of Commerce data, and demand for our traffic equipment was well below expectations as budget shortfalls caused several key states to postpone spending on roads and bridges. In addition, our results were negatively impacted by higher operating costs, the additional interest expense from our recently issued senior notes, and a planned reduction in used equipment sales.

“Despite the challenging environment, rental rates increased year-over-year for the first time in eight quarters and same store rental revenues increased as well. The improvement in rates was 1.5% for the full quarter and 2.5% for the month of June.

“Our revised forecast for the full year anticipates earnings of $0.70 to $0.80 per diluted share, cash flow from operations of $450 million to $460 million, and proceeds from the sale of used equipment of $160 million to $170 million. (Our forecast excludes any non-cash goodwill write-off that may be required in connection with SFAS 142 and any non-cash charge that may be required in connection with the adoption of the new accounting principle required by Interpretation No. 46 of the Financial Accounting Standards Board).”

For the six-month period ended June 30, 2003, revenues were $1.32 billion, compared to $1.34 billion for the first six months of 2002. Net income for the six-month period was $14.7 million or $0.16 per diluted share in 2003, compared with net income of $58.7 million or $0.65 per diluted share in 2002. The results for 2002 are before the cumulative effect of a change in accounting principle relating to goodwill that resulted in a non-cash charge, net of tax, of $288.3 million.

The company will conduct an investor conference call at 11:00 AM (EDT) today. Interested parties can participate by dialing 1-800-901-5213, passcode 94983503. The conference call will also be broadcast live over the internet at www.companyboardroom.com and on the company’s web site at www.unitedrentals.com.

United Rentals, Inc. is the largest equipment rental company in North America, with an integrated network of more than 750 locations in 47 states, seven Canadian provinces and Mexico. The company serves 1.7 million customers, including construction and industrial companies, manufacturers, utilities, municipalities, homeowners and others. The company offers for rent over 600 different types of equipment with a total original cost of approximately $3.7 billion.

Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” “on track” or “anticipates” or the negative thereof or comparable terminology, or by discussions of strategy. The company’s business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions can reduce demand and prices for the company’s products and services, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the company may not have access to capital that it may require, (4) any companies that United Rentals acquires could have undiscovered liabilities and may be difficult to integrate and (5) costs may increase more than anticipated. These risks and uncertainties, as well as others, are discussed in greater detail in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

# # #

Contact:

Fred Bratman

Vice President, Corporate Communications

United Rentals, Inc.

(203) 618-7323

fbratman@ur.com

UNITED RENTALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(000’s, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
Revenues:
Equipment rentals	$550,387	$551,593	$994,035	$997,881
Sales of rental equipment	41,506	54,643	76,586	93,773
Sales of equipment and merchandise and other revenues	136,163	138,523	249,286	252,070

Total revenues	728,056	744,759	1,319,907	1,343,724
Cost of revenues:
Cost of equipment rentals, excluding depreciation	297,053	274,826	549,457	510,388
Depreciation of rental equipment	82,423	80,560	163,166	158,610
Cost of rental equipment sales	27,693	35,852	50,948	60,984
Cost of equipment and merchandise sales and other operating costs	97,821	100,259	179,281	181,272

Total cost of revenues	504,990	491,497	942,852	911,254

Gross profit	223,066	253,262	377,055	432,470

Selling, general and administrative expenses	111,563	106,525	208,324	205,020
Non-rental depreciation and amortization	16,869	13,854	33,847	27,738

Operating income	94,634	132,883	134,884	199,712

Interest expense	58,082	52,137	112,738	106,814
Other (income) expense, net	(1,502)	(3,048)	(1,608)	(3,328)

Income before provision for income taxes and cumulative effect of change in accounting principle	38,054	83,794	23,754	96,226
Provision for income taxes	14,663	32,680	9,086	37,528

Income before cumulative effect of change in accounting principle	23,391	51,114	14,668	58,698
Cumulative effect of change in accounting principle, net of tax				(288,339)

Net income (loss)	$23,391	$51,114	$14,668	$(229,641)

Diluted earnings (loss) per share:
Income available to common stockholders before cumulative effect of change in accounting principle	$0.25	$0.51	$0.16	$0.65

Income (loss) available to common stockholders	$0.25	$0.51	$0.16	$(2.27)

Weighted average diluted shares outstanding	95,042	99,995	94,459	98,675

UNITED RENTALS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(000s)

	June 30 2003	December 31 2002
ASSETS
Cash and cash equivalents	$30,403	$19,231
Accounts receivable, net	488,607	466,196
Prepaid expenses and other assets	264,599	223,091
Rental equipment, net	1,898,734	1,845,675
Property and equipment, net	419,260	425,352
Goodwill and other intangible assets, net	1,732,153	1,711,012

	$4,833,756	$4,690,557

LIABIITIES & STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$217,533	$207,038
Debt	2,586,011	2,512,798
Deferred taxes	230,367	225,587
Accrued expenses and other liabilities	181,109	187,079

Total liabilities	$3,215,020	$3,132,502
Company-obligated mandatorily redeemed convertible preferred securities of a subsidiary trust	$226,550	$226,550
Stockholders’ equity	1,392,186	1,331,505

	$4,833,756	$4,690,557

GAAP Reconciliation

1.  Our results for the first six months of 2002 reported in the press release have been adjusted to exclude the cumulative effect of a change in accounting principle related to goodwill impairment. We provide this adjusted data because we believe that this data may be useful to investors in analyzing the period-to-period changes in our results that are not attributable to the cumulative effect of changes in accounting principles. The table below reconciles the as adjusted results with our results in accordance with generally accepted accounting principles (“GAAP”).

Six Months Ended June 30, 2002 (in thousands, except per share amounts)
Net income (loss) available to common stockholders	$(229,641) or $(2.27) per diluted share

Cumulative effect of accounting change (related to goodwill impairment), net of tax	$288,339 or $2.92 per diluted share

Income, as adjusted	$58,698 or $0.65 per diluted share

2.  Our EBITDA (adjusted as described below) was $195.4 million and $230.3 million during the second quarter of 2003 and the second quarter of 2002, respectively, and $333.5 million and $389.4 million during the first six months of 2003 and the first six months of 2002, respectively. EBITDA is generally defined as net income plus interest expense, income taxes and depreciation and amortization. However, our EBITDA for the first six months of 2002 has been adjusted to exclude a $288.3 million non-cash charge in the first quarter of 2002 related to the cumulative effect of a change in accounting principle related to goodwill impairment. EBITDA is presented to provide additional information concerning our ability to meet future debt service obligations and capital expenditure and working capital requirements. However, EBITDA is not a measure of financial performance under GAAP. Accordingly, EBITDA should not be considered an alternative to net income or cash flows as indicators of our operating performance or liquidity. The table below provides a reconciliation between cash flow from operating activities and EBITDA (adjusted as described above) for the periods indicated:

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
	(in thousands)
Net cash provided by operating activities	$97,488	$128,775	$180,142	$169,376
Gain on sales of rental equipment	13,813	18,791	25,638	32,789
Interest expense	58,082	52,137	112,738	106,814
Provision for income taxes	14,663	32,680	9,086	37,528
Change in deferred taxes	(9,613)	(27,675)	(4,780)	(31,796)
Change in operating assets and liabilities and other	20,995	25,637	10,681	74,677

EBITDA, as adjusted	$195,428	$230,345	$333,505	$389,388